Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Pangaea Logistics Solutions Ltd. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Pangaea Logistics Solutions Ltd. on Forms S-3 (File No. 333-222476; File No. 333-252019; and File No. 333 252022) and on Forms S-8 (File No. 333-234575; File No. 333-214557; File No. 333-201333 and File No. 333-267582).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 15, 2023